Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Halcón Resources Corporation of our report dated March 1, 2017, relating to the statements of revenues and direct operating expenses of the oil, natural gas and natural gas liquids producing properties and gathering systems acquired by Halcón Resources Corporation from Samson Exploration, LLC, for the years ended December 31, 2016 and 2015, which is contained in Halcón Resources Corporation’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 2, 2017.

/s/ BDO USA, LLP

Houston, Texas
April 6, 2017